Filed pursuant to Rule 424B2
                                                  Registration Number: 333-64844

                            PROSPECTUS SUPPLEMENT
                            (To Prospectus dated February 27, 2003)

Partial Principal Protected Notes

UBS AG $6,000,000 NOTES LINKED TO AN INDEX BASKET DUE JULY 22, 2011


Issuer:                     UBS AG

Maturity Date:              July 22, 2011

No Interest Payments:       We will not pay you interest during the term of
                            the Notes.

Index Basket:               The Index Basket (the "Basket") will be composed of
                            two indexes (the "Basket Indexes"). The Basket
                            Indexes and their weightings in the Basket are as follows:

                            BASKET INDEX                                  WEIGHT
                            ----------------------------------------------------
                            S&P 500(R) Index ("S&P Index") ...............  70%
                            MSCI-EAFE(R) Index ("MSCI-EAFE Index") .......  30%

Payment at Maturity:        At maturity, you will receive a cash payment per
                            $1,000 principal amount of the Notes based on the Basket Return.

                            o If the Basket Return is positive, you will receive
                              your principal plus an additional payment equal to 103% of the Basket Return.

                            o If the Basket Return is between 0% and -25%,
                              you will receive $1,000.

                            o If the Basket Return is less than -25%, you will
                              lose 1% of your principal for each percentage point that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

                            See "Specific Terms of the Notes--Payment at
                            Maturity" on page S-25.

Basket Return:              Basket Ending Level - Basket Starting Level
                            -------------------------------------------
                                      Basket Starting Level

Basket Starting Level:      100

Basket Ending Level:        The Basket Ending Level will be calculated as
                            follows:

         100 X (1+ (70% of the S&P Index Return + 30% of the MSCI-EAFE Index Return)) THE RETURN ON EACH BASKET INDEX OVER THE TERM OF THE NOTES WILL BE BASED ON THE APPRECIATION OR DEPRECIATION IN THE LEVEL OF THE RESPECTIVE BASKET INDEX ON JULY 15, 2004 (THE "TRADE DATE") RELATIVE TO THE FINAL VALUATION DATE. THE RETURN ON EITHER BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

No Listing:                 The Notes will not be listed or displayed on any
                            securities exchange, the Nasdaq National Market
                            System or any electronic communications network.

Booking Branch:             UBS AG, Jersey Branch

CUSIP Number:               90261KHX1

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ..............      100%             1.0%              99%
Total .................   $6,000,000         $60,000        $5,940,000

UBS INVESTMENT BANK              UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated July 15, 2004                [Graphic Omitted]

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS, offering partial principal protection for a decline of up to 25% in the Index Basket (the "Basket") and 103% participation in any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of two indexes (the "Basket Indexes").

The Basket Indexes and their relative weightings are set forth below:

        BASKET INDEX                                         WEIGHT
        -------------------------------------------------------------
        S&P 500(R)Index ("S&P Index") .......................  70%
        MSCI-EAFE(R)Index ("MSCI-EAFE Index") ...............  30%

The S&P Index is intended to provide an indication of price movement of the common stocks of 500 domestic companies. The MSCI-EAFE Index is designed to measure equity performance for companies in developed countries in Europe, Asia, Australia and the Far East. For further information concerning the Basket Indexes, see "The S&P 500 Index" on page S-14 and "The MSCI-EAFE Index" on page S-18.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 103% of the Basket Return.

>  If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% of your principal for each percentage point that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

We will not pay you interest during the term of the Notes.

The "Basket Return," which may be positive or negative will be calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
           -----------------------------------------------------------
                              Basket Starting Level

The "Basket Starting Level" is 100 and the "Basket Ending Level" will be calculated as follows:
  100 X (1+ (70% of the S&P Index Return + 30% of the MSCI-EAFE Index Return))

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on July 15, 2004 (the "trade date") relative to the final valuation date.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-25.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 103% participation in potential increases in the level of the Basket. You will receive 103% of any Basket gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 25% in the Basket. If tHe Basket Return is less than -25%, you will lose 1% of your principal for each percentage point that the Basket Return is below -25%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-8.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET IN EXCESS OF 25%.--If the Basket Return is less thAn -25%, you will lose 1% of your principal for each percentage point that the Basket Return is below -25%. ACCORDINGLY, IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If yOu sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Basket of up to 25%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indexes, anD will depend on whether, and the extent to which, the Basket Return is positive or negative.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the S&P Index (the "S&P Index Constituent Stocks") or the MSCI-EAFE Index (the "MSCI-EAFE Index Constituent Stocks" and together with the S&P Index Constituent Stocks, the "Basket Constituent Stocks").

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indexes.

> You seek an investment that offers partial principal protection when the Notes are held to maturity.

>  You are willing to hold the Notes to maturity.

>  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>  You are unable or unwilling to hold the Notes to maturity.

>  You seek an investment that is 100% principal protected.

--------------------------------------------------------------------------------

> You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

>  You seek current income from your investments.

>  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

> In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Basket Indexes. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-32.

--------------------------------------------------------------------------------


WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE S&P INDEX RETURN AND THE MSCI-EAFE INDEX RETURN.
---------------------------------------------------------------------

The "S&P Index Return" is calculated based on the level of the S&P Index on the trade date relative to the final valuation date and is calculated as follows:

    S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                       -------------------------------------------------
                                   S&P Index Starting Level

where the S&P Index Starting level is 1,106.69 and the S&P Index Ending Level will be the closing level of the S&P Index on the final valuation date.

The "MSCI-EAFE Index Return" is calculated based on the level of the MSCI-EAFE Index on the trade date relative to the final valuation date and is calculated as follows:

    MSCI-EAFE Index Return = MSCI Index Ending Level - MSCI Index Starting Level
                             ---------------------------------------------------
                                          MSCI Index Starting Level

where the MSCI Index Starting level is 1,308.20 and the MSCI Index Ending Level will be the closing level of the MSCI-EAFE Index on the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL.
-----------------------------------------

The Basket Ending Level will be calculated as follows:

    100 X (1+ (70% of the S&P Index Return + 30% of the MSCI-EAFE Index Return))

STEP 3: CALCULATE THE BASKET RETURN.
-----------------------------------

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
                           -------------------------------------------
                                     Basket Starting Level

The Basket Starting Level is 100.

STEP 4: CALCULATE THE PAYMENT AT MATURITY.
-----------------------------------------

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 103% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

    $1,000 + ($1,000 x (103% x Basket Return)).

>   If the Basket Return is between 0% and -25%, you will receive your $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

    $1,000 + $1,000 x (Basket Return + 25%)

IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY The examples below are based on the following assumptions:

  Initial Investment:                          $1,000
  Basket Starting Level:                       100
  Partial Principal Protection:                -25%

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE BASKET RETURN IS 50%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 150, the Basket Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 103% of the Basket Return, as set forth below:
   o Principal amount of each Note = plus                              $1,000
   o Principal amount of each Note x 103% x Basket Return
     $1,000 x 103% x 50% =                                               $515
                                                                       ------
                                                               TOTAL:  $1,515
                                                                       ======

  INVESTOR RECEIVES $1,515 AT MATURITY FOR EACH NOTE (A 51.5% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET
   o Principal amount = $1,000 plus
   o Principal amount x Basket Return
     $1,000 x 50% =                                                      $500
                                                                       ------
                                                               TOTAL:  $1,500
                                                                       ======

  ON A $1,000 INVESTMENT, 70% OF WHICH IS COMPOSED OF THE S&P INDEX AND 30% OF WHICH IS COMPOSED OF THE MSCI-EAFE INDEX, AN INVESTOR WOULD RECEIVE $1,500 (A 50% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE BASKET RETURN IS 120%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 220, the Basket Return would therefore be 120%. The investor would receive at maturity the principal amount plus a payment equal to 103% of the Basket Return, as set forth below:
   o Principal amount of each Note = $1,000 plus
   o Principal amount of each Note x 103% x Basket Return
     $1,000 x 103% x 120% =                                            $1,236
                                                                       ------
                                                               TOTAL:  $2,236
                                                                       ======

  INVESTOR RECEIVES $2,236 AT MATURITY FOR EACH NOTE (A 123.6% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET
  -----------------------------------------------------------------------------

   o Principal amount = $1,000 plus
   o Principal amount 2 Basket Return
     $1,000 x 120% =                                                   $1,200
                                                                       ------
                                                               TOTAL:  $2,200
                                                                       ======

  ON A $1,000 INVESTMENT, 70% OF WHICH IS COMPOSED OF THE S&P INDEX AND 30% OF WHICH IS COMPOSED OF THE MSCI-EAFE INDEX, AN INVESTOR WOULD RECEIVE $2,200 (A 120% TOTAL RETURN).

  EXAMPLE 3 -- THE BASKET RETURN IS -20%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 80, the Basket Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 25% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                                     $1,000
                                                               TOTAL:  $1,000
                                                                       ======


  INVESTOR RECEIVES $1,000 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET
  -----------------------------------------------------------------------------

   o Principal amount = $1,000 plus
   o Principal amount x Basket Return
     $1,000 x (-20%) =                                                 -$200
                                                                       -----
                                                               TOTAL:   $800
                                                                       =====

  ON A $1,000 INVESTMENT, 70% OF WHICH IS COMPOSED OF THE S&P INDEX AND 30% OF WHICH IS COMPOSED OF THE MSCI-EAFE INDEX, AN INVESTOR WOULD RECEIVE $800
  (A 20% LOSS).

  EXAMPLE 4 -- THE BASKET RETURN IS -50%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 50, the Basket Return would therefore be -50%, which is less than -25%. The investor loses 1% of the principal amount at maturity for every percentage point the Basket Return is below -25%, as set forth below:

   o Principal amount of each Note =                                   $1,000
   plus
   o Principal amount of each Note x (Basket Return + 25%)
     $1,000 x (-50% + 25%)
              (-25%) =                                                  -$250
                                                                       ------
                                                               TOTAL:    $750
                                                                       ======


  INVESTOR RECEIVES $750 AT MATURITY FOR EACH NOTE (A 25% LOSS).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                                $1,000
   plus
   o Principal amount x Basket Return
     $1,000 x (-50%) =                                                  -$500
                                                                       ------
                                                               TOTAL:    $500
                                                                       ======

  ON A $1,000 INVESTMENT, 70% OF WHICH IS COMPOSED OF THE S&P INDEX AND 30% OF WHICH IS COMPOSED OF THE MSCI-EAFE INDEX, AN INVESTOR WOULD RECEIVE $500
  (A 50% LOSS).

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 70% of which is composed of the S&P Index and 30% of which is composed of the MSCI-EAFE Index.

--------------------------------------------------------------------------------
  ASSUMPTIONS:
--------------------------------------------------------------------------------
  Initial Investment:                          $1,000
  Basket Starting Level                        100
  Partial Principal Protection:                -25%
  Basket Performance:                          100% to -100%

--------------------------------------------------------------------------------


[Data below represents line chart in the printed piece]

               PERFORMANCE OF THE BASKET
--------------------------------------------------------
         BASKET                       BASKET
      ENDING LEVEL                    RETURN*
--------------------------------------------------------
            200                        100%
            180                         80%
            160                         60%
            140                         40%
            120                         20%
            110                         10%
--------------------------------------------------------
            100                          0%
--------------------------------------------------------
             90                        -10%
             80                        -20%
--------------------------------------------------------
             75                        -25%
--------------------------------------------------------
             70                        -30%
             60                        -40%
             40                        -60%
             20                        -80%
              0                       -100%
--------------------------------------------------------


               PERFORMANCE OF THE NOTES
--------------------------------------------------------
      NOTES PAYMENT                    NOTES
       AT MATURITY                    RETURN*
--------------------------------------------------------
         $2,030                        103.0%
         $1,824                         82.4%
         $1,618                         61.8%
         $1,412                         41.2%
         $1,206                         20.6%
         $1,103                         10.3%
--------------------------------------------------------
         $1,000                          0.0%
--------------------------------------------------------
         $1,000                          0.0%
         $1,000                          0.0%
--------------------------------------------------------
         $1,000                          0.0%
--------------------------------------------------------
           $950                         -5.0%
           $850                        -15.0%
           $650                        -35.0%
           $450                        -55.0%
           $250                        -75.0%
--------------------------------------------------------

Notes provide partial principal protection for Basket Returns between 0% and -25%

If the Basket Return is less than -25%, investor will lose some of their principal

Notes return reflects 103% Participation in the Basket Return

Basket Starting Level of 100

* Percentages have been rounded for ease of analysis

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the performance of the S&P 500(R) Index (the "S&P Index") and the MSCI-EAFE(R) Index (the "MSCI-EAFE Index" and together with the S&P Index, the "Basket Indexes"). Investing in the Notes is not equivalent to a direct investment in the Basket Indexes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Indexes, subject to partial principal protection for declines of up to 25% in the Basket. The Notes are exposed to a decline in the Basket greater than 25%. You will lose 1% of your principal for each percentage point that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. Accordingly, you can lose up to 75% of the principal amount of your Notes if the Basket declines by more than 25%.

THE BASKET IS COMPOSED OF THE TWO BASKET INDEXES, ANY POSITIVE RETURN IN ONE BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN THE OTHER BASKET INDEX

The Notes are linked to a Basket, 70% of which is composed of the S&P Index and 30% of which is composed of the MSCI-EAFE Index. A positive return in one Basket Index may be offset by a negative return in the other Basket Index resulting in a negative Basket Return. For example, a 10% MSCI-EAFE Index Return will be completely offset by a -50% S&P Index Return resulting in a Basket Return of -32% and a 7% loss of principal.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indexes are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Standard & Poor's with respect to the S&P Index ("S&P") and Morgan Stanley Capital International Inc. with respect to the MSCI-EAFE Index ("MSCI" and together with S&P, the "Index Sponsors") concerning the calculation of the Basket Indexes, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if either Index Sponsor changes these policies, for example by changing the manner in which it calculates its respective Basket Index, or if either Index Sponsor discontinues or suspends calculation or publication of its respective

RISK FACTORS
--------------------------------------------------------------------------------

Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Basket Ending Level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will not have protection for a decline in the Basket of up to 25%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Basket Indexes on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of each Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index)

>   the market price of the Basket Constituent Stocks

> the dividend rate paid on Basket Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Basket Constituent Stocks may influence the market price of Basket Constituent Stocks and the level of each Basket Index, and therefore affect the market value of the Notes)

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated

> interest rates in the U.S. market and in each market related to the MSCI-EAFE Index Constituent Stocks

>   the time remaining to the maturity of the Notes

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

> economic, financial, political, regulatory, or judicial events that affect the level of the Basket or the market price of the Basket Constituent Stocks or that affect stock markets generally and

>   the creditworthiness of UBS.

RISK FACTORS
--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE BASKET INDEXES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDEXES DURING THE TERM OF THE NOTES

The trading prices of the Basket Constituent Stocks will determine the level of each Basket Index. The historical performance of each Basket Index does not give an indication of future performance of each Basket Index. As a result, it is impossible to predict whether the level of either Basket Index will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Constituent Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON BASKET CONSTITUENT STOCKS OR EITHER OR BOTH OF BASKET INDEXES, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-30, we or one or more affiliates may hedge our obligations under the Notes by purchasing Basket Constituent Stocks, futures or options on Basket Constituent Stocks or either or both of the Basket Indexes, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or either or both of the Basket Indexes, and we may adjust these hedges by, among other things, purchasing or selling Basket Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Constituent Stocks and the levels of either or both of the Basket Indexes and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Basket Constituent Stocks and other investments relating to Basket Constituent Stocks or either or both of the Basket Indexes on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Constituent Stocks and the levels of either or both of the Basket Indexes and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or either or both of the Basket Indexes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to either or both of the Basket Indexes and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of either or both of the Basket Indexes, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have

RISK FACTORS
--------------------------------------------------------------------------------

published and in the future expect to publish research reports with respect to some or all of the issuers of the Basket Constituent Stocks and either or both of the Basket Indexes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the levels of the Basket Indexes and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The S&P 500 Index" on page S-14 and "The MSCI-EAFE Index" on page S-18) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-26 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indexes; Alteration of Method of Calculation" on page S-29. The Index Sponsors are not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indexes or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indexes and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-29. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or either or both of the Basket Indexes has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

RISK FACTORS
--------------------------------------------------------------------------------

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE BASKET ENDING LEVEL FOR A PARTICULAR BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Basket Ending Level for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for either or both of the Basket Indexes. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-26.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE MSCI-EAFEINDEX

Although many MSCI-EAFE Index Constituent Stocks are traded in currencies other than U.S. dollars, and the Notes, which are partially linked to the MSCI-EAFE Index, are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Basket Return. See "Specific Terms of the Notes--Payment at Maturity" on page S-25.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS

The MSCI-EAFE Constituent Stocks have been issued by foreign companies. An investment in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

RISK FACTORS
--------------------------------------------------------------------------------

CHANGES IN THE VOLATILITY OF EXCHANGE RATES, AND THE CORRELATION BETWEEN THAT RATE AND THE LEVEL OF THE BASKET ARE LIKELY TO AFFECT THE MARKET VALUE OF THE NOTES

The exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies, the particular currency upon which a MSCI-EAFE Index Constituent Stock is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency upon which a MSCI-EAFE Index Constituent Stock is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency upon which a MSCI-EAFE Index Constituent Stock is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated refers to the size and frequency of changes in that exchange rate. Because the Notes are payable in U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated could affect the market value of the Notes. The correlation between the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated and the level of the MSCI-EAFE Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the MSCI-EAFE Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies upon which MSCI-EAFE Index Constituent Stocks are denominated and the percentage changes in the level of the MSCI-EAFE Index could affect the value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" on page S-32, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------


The S&P 500 Index

We have derived all information regarding the S&P 500 Index (the "S&P Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "S&P Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 30, 2004, 424 companies or 83.9% of the S&P Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 74 companies or 15.9% of the S&P Index by market capitalization traded on The Nasdaq Stock Market, and 2 companies or 0.2% of the S&P Index by market capitalization traded on the American Stock Exchange. As of June 30, 2004, the S&P Index represented approximately 77% of the market value of S&P's internal database of over 7,170 equities. S&P chooses companies for inclusion in the S&P Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,170 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (85), Consumer Staples
(37), Energy (27), Financials (82), Health Care (50), Industrials (59), Information Technology (83), Materials (33), Telecommunication Services (11) and Utilities (33). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P Index to achieve the objectives stated above.

S&P calculates the S&P Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P INDEX

S&P currently computes the S&P Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

>   the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE S&P 500 INDEX
--------------------------------------------------------------------------------


> the current aggregate market value of all component stocks is divided by the base value; and

>   the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>   the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>   the purchase of shares by employees pursuant to employee benefit plans;

>   consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>   the substitution by S&P of particular component stocks in the S&P Index; or

>   other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

               Old Base Value x New Market Value = New Base Value
                                ----------------
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the S&P Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P Index during any period shown below is not an indication that the value of the S&P Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical S&P Index levels do not give an indication of future performance of the S&P Index. UBS cannot make any assurance that the future performance of the S&P Index or the S&P Index Constituent Stocks will result in holders of the Notes receiving a positive total return on their investment. The closing level of the S&P Index as of July 15, 2004 was 1,106.69.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the S&P Index from January 1, 1983 through July 15, 2004.

[Data below represents line chart in the printed piece]

                                      S&P

 1983        1986        1989       1992       1995       1998        2001       7/15/2004
 ----        ----        ----       ----       ----       ----        ----       ---------
140.64      211.28      277.72     417.09     459.27     970.43      1320.28      1106.69
145.3       211.78      297.47     408.79     470.42     980.28      1366.01
148.06      226.92      288.86     412.7      487.39     1049.34     1239.94
152.96      238.9       294.87     403.69     500.71     1101.75     1160.33
164.42      235.52      309.64     414.95     514.71     1111.75     1249.46
162.39      247.35      320.52     415.35     533.4      1090.82     1255.82
168.11      250.84      317.98     408.14     544.75     1133.84     1224.42
162.56      236.12      346.08     424.22     562.06     1120.67     1211.23
164.4       252.93      351.45     414.03     561.88     957.28      1133.58
166.07      231.32      349.15     417.8      584.41     1017.01     1040.94
163.55      243.98      340.36     418.68     581.5      1098.67     1059.78
166.4       249.22      345.99     431.35     605.37     1163.63     1139.45
164.93      242.17      353.4      435.71     615.93     1229.23     1148.08
163.41      274.08      329.08     438.78     636.02     1279.64     1130.2
157.06      284.2       331.89     443.38     640.43     1238.33     1106.73
159.18      291.7       339.94     451.67     645.5      1286.37     1147.39
160.05      288.36      330.8      440.19     654.17     1335.18     1076.92
150.55      290.1       361.23     450.19     669.12     1301.84     1067.14
153.18      304         358.02     450.53     670.63     1372.71     989.82
150.66      318.66      356.15     448.13     639.95     1328.72     911.62
166.68      329.8       322.56     463.56     651.99     1320.41     916.07
166.1       321.83      306.05     458.93     687.31     1282.71     815.28
166.09      251.79      304        467.83     705.27     1362.93     885.76
163.58      230.3       322.22     461.79     757.02     1388.91     936.31
167.24      247.08      330.22     466.45     740.74     1469.25     879.82
179.63      257.07      343.93     481.61     786.16     1394.46     855.7
181.18      267.82      367.07     467.14     790.82     1366.42     841.15
180.66      258.89      375.22     445.77     757.12     1498.58     848.18
179.83      261.33      375.34     450.91     801.34     1452.43     916.92
189.55      262.16      389.83     456.51     848.28     1420.6      963.59
191.85      273.5       371.16     444.27     885.14     1454.6      974.5
190.92      272.02      387.81     458.26     954.29     1430.83     990.31
188.63      261.52      395.43     475.5      899.47     1517.68     1008.01
182.08      271.91      387.86     462.71     947.28     1436.51     995.97
189.82      278.97      392.45     472.35     914.62     1429.4      1050.71
202.17      273.7       375.22     453.69     955.4      1314.95     1058.2
                                                                     1111.92
                                                                     1128.48

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index in connection with securities, including the Notes. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR

THE S&P 500 INDEX
--------------------------------------------------------------------------------

USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. anD have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

--------------------------------------------------------------------------------

The MSCI-EAFE(R) Index

We have derived all information regarding the MSCI-EAFE(R) Index (Europe, Asia, Australia and the Far East, the "MSCI-EAFE Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Morgan Stanley Capital International Inc. ("MSCI"). We do not assume any responsibility for the accuracy or completeness of such information. MSCI has no obligation to continue to publish the MSCI-EAFE Index, and may discontinue publication of the MSCI-EAFE Index.

The MSCI-EAFE Index is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East, excluding the United States and Canada. As of December 2003 the MSCI-EAFE Index consisted of the following 21 developed country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI-EAFE Index is a part of a series of indexes sponsored by MSCI called the "MSCI Standard Index series".

CONSTRUCTING THE MSCI STANDARD INDEX SERIES

MSCI undertakes an index construction process which involves:

>   Defining the equity universe.

> Adjusting the total market capitalization of all securities in the universe for free floating available to foreign investors.

> Classifying the universe of securities under the Global Industry Classification Standard ("GICS").

> Selecting securities for inclusion according to MSCI's index construction rules and guidelines.

DEFINING THE EQUITY UNIVERSE

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

ADJUSTING THE TOTAL MARKET CAPITALIZATION OF SECURITIES FOR FREE FLOAT

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

> Defining and estimating the free float available to foreign investors for each security, using MSCI's definition of free float.

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THE MSCI-EAFE INDEX
--------------------------------------------------------------------------------

>   Assigning a free float-adjustment factor to each security.

> Calculating the free float-adjustment market capitalization of each security.

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include:

> Strategic and other shareholdings not considered part of available free float.

>   Limits on share ownership for foreign investors.

>   Other foreign investment restrictions.

MSCI's estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contracts, particularly where disclosure standards or data quality make the estimation of free float difficult.

CLASSIFYING THE UNIVERSE OF SECURITIES UNDER THE GLOBAL INDUSTRY CLASSIFICATION STANDARD ("GICS")

In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed in conjunction with S&P, the Global Industry Classification Standard ("GICS"). The comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI's objective of reflecting broad and fair representation in its indexes.

GICS consists of 10 sectors, 24 industry groups, 62 industries and 132 sub-industries. Each company is assigned to one sub-industry. The GICS guidelines used to determine the appropriate industry classification are:

> A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company's revenues.

> A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company's revenues and earnings.

> Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

SELECTING SECURITIES FOR INDEX INCLUSION

In order to ensure a broad and fair representation in the indexes of the diversity of business activities in the universe, MSCI follows a "bottom-up" approach to index construction, building indexes from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of:

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THE MSCI-EAFE INDEX
--------------------------------------------------------------------------------

> Each company's business activities and the diversification that its securities would bring to the index.

> The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

> The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

MAINTAINING THE MSCI STANDARD INDEX SERIES

Overall, index maintenance can be described by three broad categories of implementation of changes.

> Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

> Quarterly index reviews, aimed at promptly reflecting other significant market events.

> Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indexes rapidly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

ANNUAL FULL COUNTRY INDEX REVIEW

The objective of the annual full country review, which is carried out every May, is to systematically re-assess the various dimensions of the equity universe for all countries on a fixed annual timetable. This includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, updating of minimum size guidelines for new and existing constituents, as well as changes typically considered for a quarterly index review as discussed below.

QUARTERLY INDEX REVIEW

The quarterly index review process is designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full country index review due to their importance.

During a quarterly index review, securities may be added to or deleted from a country index for a variety of reasons including the following:

> Additions or deletions of securities, due to one or more industry groups having become significant over- or under-represented aS a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

> Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limitations not implemented immediately.

THE MSCI-EAFE INDEX
--------------------------------------------------------------------------------

> Replacement of companies, which are no longer suitable industry representatives.

> Deletion of securities whose company and/or security free float has fallen to less than 15%.

>   Deletion of securities that have become very small or illiquid.

> Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestiC and foreign board quotations.

>   Additions or deletions of securities as a result of other market events.

ONGOING EVENT-RELATED CHANGES

Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. Ongoing event-related charges can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indexes at the time of the event.

ANNOUNCEMENT POLICY

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

All changes resulting from the corporate events are announced prior to their implementations.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as an "expected" announcement, or as an "undetermined" announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends "confirmed" announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 PM U.S. Eastern Standard Time (EST).

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

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THE MSCI-EAFE INDEX
--------------------------------------------------------------------------------

HISTORICAL LEVELS OF THE MSCI-EAFE INDEX

Since its inception, the MSCI-EAFE Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the MSCI-EAFE Index during any period shown on the graph below is not an indication that the value of the MSCI-EAFE Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical MSCI-EAFE Index levels do not give an indication of future performance of the MSCI-EAFE Index. UBS cannot make any assurance that the future performance of the MSCI-EAFE Index will result in holders of the Notes receiving a positive total return on their investment. The closing level of the MSCI-EAFE Index as of July 15, 2004 was 1,308.20.

The graph below illustrates the performance of the MSCI-EAFE Index from January 1, 1983 through July 15, 2004.

[Data below represents line chart in the printed piece]

                                        MSCI

  1983       1987          1991        1995         1999       2003       2004       7/15/2004
  ----       ----          ----        ----         ----       ----       ----       ---------
 175.93      445.6        545.35      705.55       1460.9     968.77     1315.66      1308.2
 179.67      460.16       592.94      716.96       1417.29    949.84     1336.12
 185.84      485.63       579.85      748.2        1473.09    947.75     1322.63
 198.34      510.76       582.43      772.15       1529.68    1028.43    1296.33
 196.27      511.82       596.13      781.29       1477.23    1082.66    1306.19
 202.1       512.84       559.5       782.8        1549.53    1098.62
 197.89      523.23       585.37      818.39       1530.58    1118.92
 197.94      552.51       584.83      802.83       1525.57    1140.28
 201.88      541.44       594.68      826.77       1501.6     1142.06
 199.74      446.34       601.98      813.76       1581.69    1207.42
 203.53      432.24       574.27      841.74       1619.83    1221.62
 205.45      452.32       620.56      864.63       1730.98    1294.9
 207.72      464.34       607.32      881.02       1634.55
 203.49      490.14       599.23      885.2        1628.17
 212.83      500.67       573.09      896.99       1750.86
 211.8       506.61       582.46      914.87       1683.01
 195.25      497.05       600.19      918.01       1644.1
 196.99      497.5        580.76      920.93       1691.41
 189.75      505.16       585.57      885.06       1648.2
 208.14      477.47       593.86      894.54       1718.48
 206.83      497.23       590.73      931.44       1628.72
 208.69      527.14       576.63      940.35       1610.07
 206.94      541.58       588.27      995.21       1502.93
 211.23      546.15       592.52      976.89       1524.32
 222.39      566.72       594.41      996.37       1558.67
 222.91      561.6        605.39      1005.91      1423.39
 228.97      559.11       634.68      981.23       1329.65
 227.86      573.1        653.21      1016.44      1427.57
 238.96      562.66       667.12      1078.08      1414.15
 242.97      555.03       661.88      1129.45      1370.83
 247.11      615.4        670.84      1188.84      1352.61
 248.46      603.29       699.99      1112.01      1281.91
 249.45      616.51       688.23      1171.81      1168.38
 262.69      595.37       705.04      1111.69      1192.26
 276.74      616.23       669.48      1137.87      1266.76
 289.28      634.54       695.62      1152.35      1275.62
 292.69      602.07       735.58      1178.28      1240.43
 318.57      579.26       723.15      1258.01      1224.8
 348         550.91       690.62      1311.46      1275.32
 356.1       541.26       709.03      1322.24      1223.58
 356.97      597.08       710.75      1303.46      1219.92
 370.91      591.39       706.16      1339.16      1144.24
 370.59      594.04       719.89      1333.44      1045.82
 401.96      536.68       741.35      1149.02      1047.53
 383.13      483.06       719.2       1180.88      932.71
 378.64      520.1        738.3       1284.89      1002.87
 393.54      516.43       705.43      1356.73      1055.86
 398.78      526.49       711.47      1424.63      1001.16

Source: Bloomberg L.P.

LICENSE AGREEMENT

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI-EAFE Index in connection with securities, including the Notes. The MSCI-EAFE Index is owned and published by MSCI.

The Notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or the ability of the MSCI-EAFE Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI-EAFE Index, which is determined, composed and calculated by MSCI without regard to the Notes or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI-EAFE Index. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which this security is redeemable for cash. Neither MSCI nor any other

THE MSCI-EAFE INDEX
--------------------------------------------------------------------------------
party has any obligation or liability to owners of the Notes in connection with the administration, marketing or trading of the Notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI-EAFE INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to MSCI's trade name, trade mark or service mark rights to the designations "Morgan Stanley Capital International(R)," "MSCI(R)," "Morgan Stanley Capital International Perspective(R)," to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI's permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

--------------------------------------------------------------------------------

Valuation of the Notes


AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 103% of the Basket Return.

>   If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, an Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-25.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indexes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of two equity indexes (each a "Basket Index") weighted as follows:

               BASKET INDEX                                           WEIGHT
               -------------------------------------------------------------
               S&P 500(R) Index ("S&P Index") ......................    70%
               MSCI-EAFE(R) Index ("MSCI-EAFE Index") ..............    30%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 103% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $1,000 + ($1,000 x (103% x Basket Return)).

>   If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $1,000 + $1,000 x (Basket Return + 25%)

IF THE BASKET DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------
The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                        Basket Ending Level - Basket Starting Level
    Basket Return = ----------------------------------------------------
                                  Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

           100 X (1+(70% of the S&P Index Return + 30% of the MSCI-EAFE Index Return))

The "S&P Index Return" is calculated based on the level of the S&P 500 Index on the trade date relative to the final valuation date and is calculated as follows:

    S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                       ------------------------------------------------------
                                 S&P Index Starting Level

where the S&P Index Starting level is 1,106.69 and the S&P Index Ending Level will be the closing level of the S&P 500 Index on the final valuation date.

The "MSCI-EAFE Index Return" is calculated based on the level of the MSCI-EAFE Index on the trade date relative to the final valuation date and is calculated as follows:

    MSCI-EAFE Index Return = MSCI Index Ending Level - MSCI Index Starting Level
                                  ----------------------------------------------
                                          MSCI Index Starting Level

where the MSCI Index Starting level is 1,308.20 and the MSCI Index Ending Level will be the closing level of the MSCI-EAFE Index on the final valuation date.

THE RETURN ON EITHER BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be July 22, 2011, unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be July 15, 2011, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for either or both of the Basket Indexes. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for either or both of the Basket Indexes occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks in the relevant BaskeT Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion

> a suspension, absence or material limitation of trading in option or futures contracts relating to either or both of the Basket Indexes or a material number of Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion

> either or both of the Basket Indexes are not published, as determined by the calculation agent in its sole discretion

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

> a decision to permanently discontinue trading in the option or futures contracts relating to either or both of the Basket Indexes or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a Basket Index or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>   no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above. If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDEXES; ALTERATION OF METHOD OF CALCULATION

If either Index Sponsor discontinues publication of their respective Basket Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of either or both of the Basket Indexes are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indexes or the method of calculating a Basket Index has changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indexes may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Ending Level, the return of either Basket Index and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either or both of the Basket Indexes and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Constituent Stocks or either or both of the Basket Indexes prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>   acquire or dispose of securities of the issuers of Basket Constituent
    Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments baseD on the level of either Basket Index or the value of the Basket Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indexes or stocks, or

>   any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indexes designed to track the performance of either Basket Index or other components of foreign equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2004                                          CHF          USD
--------------------------------------------------------------------------------
                                                               (IN MILLIONS)
Debt
  Debt issued(1) .........................................   166,866     131,722
                                                             -------     -------
  Total Debt .............................................   166,866     131,722
Minority Interest(2) .....................................     4,606       3,635
Shareholders' Equity .....................................    37,602      29,679
                                                             -------     -------
Total capitalization .....................................   209,094     165,036
                                                             =======     =======

--------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.78929.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Basket Indexes and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you hold Notes as a private individual and are resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investment in Notes will be treated, for Swiss income tax purposes, as a holding of index certificate on stocks. Hence, you should be able to treat any gains or losses realized upon the sale, redemption or repayment of Notes as tax-free capital gains or non-deductible losses, respectively, unless you are qualified as a professional dealer of securities. If you are a corporate investor or an individual who holds Notes as business property, you will have to include any gains or losses realized in respect of the Notes in your taxable income.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. (formerly known as UBS PaineWebber Inc.) and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.0% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated
by reference or provided in this prospectus supplement
or the accompanying prospectus. We have not authorized                     [Graphic Omitted]
anyone to provide you with different information. We
are not making an offer of these securities in any
state where the offer is not permitted. You should not
assume that the information in this prospectus                             Partial
supplement is accurate as of any date other than the                       Principal
date on the front of the document.                                         Protected
                                                                           Notes
TABLE OF CONTENTS
-------------------------------------------------

PROSPECTUS SUPPLEMENT                                                      UBS AG $6,000,000 NOTES
                                                                           LINKED TO AN INDEX BASKET
Prospectus Supplement Summary ....................  S-1                    DUE JULY 22, 2011
Risk Factors .....................................  S-8
The S&P 500(R)Index ..............................  S-14
The MSCI-EAFE(R)Index ............................  S-18
Valuation of the Notes ...........................  S-24
Specific Terms of the Notes ......................  S-25
Use of Proceeds and Hedging ......................  S-30
Capitalization of UBS ............................  S-31                   PROSPECTUS SUPPLEMENT
Supplemental Tax Considerations ..................  S-32
ERISA Considerations .............................  S-34
Supplemental Plan of Distribution ................  S-35
                                                                           JULY 15, 2004
PROSPECTUS                                                                 (TO PROSPECTUS DATED FEBRUARY 27, 2003)

Introduction .....................................     3
Cautionary Note Regarding Forward-
  Looking Information ............................     5
Incorporation of Information About
  UBS AG .........................................     7
Where You Can Find More Information ..............     7
Presentation of Financial Information ............     8
Limitations on Enforcement of U.S. ...............
  Laws Against UBS AG, Its
  Management and Others ..........................     9
Capitalization of UBS ............................     9
UBS ..............................................    10
Use of Proceeds ..................................    12
Description of Debt Securities We May
  Offer ..........................................    13
Description of Warrants We May Offer .............    35
Legal Ownership and Book-Entry
  Issuance .......................................    52
Considerations Relating to Indexed
  Securities .....................................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency .....................    61
U.S. Tax Considerations ..........................    64
Tax Considerations Under the Laws of
  Switzerland ....................................    75
ERISA Considerations .............................    77
Plan of Distribution .............................    78
Validity of the Securities .......................    81                   UBS INVESTMENT BANK
Experts ..........................................    81                   UBS FINANCIAL SERVICES INC.